Exhibit 10.25

DEMAND PROMISSORY NOTE
(Cachet Financial Solutions Inc.)
Note No:  DN2014-16

$350,000	June 20, 2014
Minneapolis, Minnesota (USA)

1.
PROMISE TO PAY.  FOR VALUE RECEIVED, Cachet Financial Solutions Inc., a Minnesota corporation (“Maker”), hereby promises to pay to ________________, a Minnesota resident, or his or her assigns (“Holder”), the principal amount of Three Hundred Fifty Thousand and No/100 Dollars ($350,000) (the “Principal Amount”).  This Promissory Note is referred to herein as the “Note.”

2.	INTEREST. The Principal Amount of this Note will bear simple interest at the rate of ten percent (10%) per annum. Interest will accrue on the basis of actual days elapsed in a 365-day year.

3.
PAYMENTS.  The Principal Amount of this Note, together with accrued but unpaid interest and any other sums owed hereunder, shall be due and payable at the written demand of Holder after the earlier of either (a) such time as Maker has raised sufficient new funds (net of related offering expenses) to make such payment, as reasonably determined by Holder, or (b) the close of business on March 31, 2015.  All payments and prepayments shall, at the option of Holder, be credited first to any costs of collection, second to accrued but unpaid interest, and third to the Principal Amount.

4.	PREPAYMENTS. Maker may prepay the Principal Amount outstanding in whole or in part without penalty.

5.
DEFAULT.  A default shall be deemed to have occurred under this Note if (each a “Default”):  (i) Maker fails to comply with any of the terms of this Note, which failure continues uncured for more than 15 days after written notice thereof to Maker; (ii) Maker should dissolve; (iii) Maker commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or (iv) an involuntary case or other proceeding shall be commenced against Maker seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 45 days.  In the event of Default, Holder shall have the remedies provided for in this Note under Section 6.

6.
REMEDIES UPON DEFAULT.  If the Principal Amount, together with accrued but unpaid interest thereon, has not been paid when due or there is a Default, then the entire Principal Amount and all accrued but unpaid interest shall (without notice to or demand upon Maker) become due and payable on said date; provided, however, that Holder may waive, from time to time, such acceleration of payments under this Note.  The remedies of Holder as provided herein shall be cumulative and concurrent with all other remedies provided by law or in equity, and such remedies may be pursued singly, successively or together at the sole direction of Holder and may be exercised as often as occasion therefor shall arise.  Holder reserves all other rights and remedies available to Holder under this Note and applicable law.

7.
WAIVERS.  Maker hereby waives demand, presentment, notice of non-payment, dishonor, protest, notice of protest and any other notice required by law to be given to Maker in connection with the delivery, acceptance, performance, default or enforcement of this Note.  Holder’s failure to exercise its option to accelerate this Note or any other remedy upon a Default shall not constitute a waiver of Holder’s right to exercise such option thereafter.

8.
COLLECTION COSTS.  Maker shall pay all reasonable costs and expenses of collection, including, without limitation, all court costs and reasonable attorneys’ fees incurred in collecting amounts due under this Note, or in exercising or defending, or obtaining the right to exercise, the rights of Holder under this Note, whether or not suit is brought, and in foreclosure, in bankruptcy, insolvency, arrangement, reorganization and other debtor-relief proceedings, in probate, in other court proceedings, or otherwise, whether or not Holder prevails therein.

9.	NOTICES. Any and all notices required or permitted under this Note shall be in writing and sent to the recipient’s address, as set forth below:

If to Holder:	_______________________
_______________________
_______________________
Facsimile: _______________
Email: __________________

If to Maker:	Cachet Financial Solutions Inc.
Southwest Tech Center A
18671 Lake Drive East
Minneapolis, MN 55317
Attention: Jeffrey C. Mack, Chief Executive Officer
Facsimile: (952) 698-6999
Email: jmack@cachetfinancial.com

Notices sent to the address set forth above (or another address substituted therefor in writing) shall be deemed effective (i) the third day after deposit in the certified U.S. Mail, return receipt requested, (ii) the date of a confirmed facsimile transmission, or (iii) the day after transmission to the email account designated above (provided such email is not returned as undeliverable).

10.
GENERAL PROVISIONS.   This Note may not be modified, amended or terminated unless in writing signed by Maker and Holder.  This Note will be construed and interpreted in accordance with the laws of the State of Minnesota without regard to its conflicts-of law principles. This Note is binding upon and inures to the benefit of Maker and Holder and their respective heirs, executors, administrators, successors and permitted assigns.  Notwithstanding, this Note is non-negotiable and non-delegable and neither any rights nor any obligations under this Note may be assigned by Holder or Maker without the prior written consent of the other.

IN WITNESS WHEREOF, this Demand Promissory Note is effective as of the date first written above.

MAKER:

CACHET FINANCIAL SOLUTIONS INC.

By:
Jeffrey C. Mack
Chief Executive Officer